FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Second Lawsuit Filed Against Applica Incorporated by NACCO Industries, Inc.;
Applica Intends to Vigorously Defend Litigation
     Miramar, Florida (December 19, 2006) — Applica Incorporated (NYSE: APN) today announced that NACCO Industries, Inc. filed a complaint in the United States District Court, Northern District of Ohio, Eastern Division against Applica, Harbinger Capital Partners and certain of its affiliates alleging violations of various securities laws and regulations. The complaint seeks declaratory and injunctive relief, including, but not limited to, enjoining Harbinger Capital Partners from proceeding with its proposed acquisition of Applica, ordering Applica to correct alleged material misstatements and omissions in its proxy statement dated December 4, 2006, and enjoining Applica from proceeding with the proposed merger with affiliates of Harbinger.
     On December 15, 2006, Applica announced that it had entered into an amendment to its merger agreement with affiliates of Harbinger Capital Partners that provides for Applica shareholders to receive $6.50 per share in cash, without interest, if the Harbinger merger is completed. Harbinger Capital Partners is Applica’s largest shareholder, with ownership of an aggregate of 9,830,800 shares or approximately 40% of the common stock of Applica.
     Applica believes that the action is without merit and intends to vigorously defend the lawsuit.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding Applica is available at www.applicainc.com.
     In connection with the proposed transaction with Harbinger Capital Partners, Applica has filed a definitive proxy statement and proxy supplement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE PROXY SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT APPLICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The definitive proxy statement and proxy supplement have been mailed to Applica shareholders.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.

     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction has been included in the proxy statement filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.